Exhibit 99.1

         THE J. M. SMUCKER COMPANY ANNOUNCES NEW CHIEF FINANCIAL OFFICER

PR Newswire -- January 5, 2005

ORRVILLE, Ohio, Jan. 5 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced that Mark R. Belgya, currently its Vice President and Treasurer, has been elected to the position of Chief Financial Officer, effective today. Mr. Belgya assumes the additional responsibilities of Chief Financial Officer from Richard K. Smucker. Mr. Smucker will continue in his capacity as President and Co-CEO.

Mr. Belgya has been with the Company since 1985 and has held a variety of key management positions within the Company and will, in addition to his role as Chief Financial Officer, continue in his capacity as Vice President and Treasurer.

About The J. M. Smucker Company

The J. M. Smucker Company ( www.smuckers.com ) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). In June 2004, the Company expanded its family of products to include such brands as Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the US, along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 107 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company was recognized as the top company in FORTUNE Magazine's 2003 annual survey of The 100 Best Companies to Work For and has ranked consistently in the top 25 companies each year since FORTUNE began the list in 1998. The J. M. Smucker Company has over 4,200 employees worldwide and distributes products in more than 45 countries.

SOURCE  J. M. Smucker Company
    -0-                             01/05/2005
    /CONTACT: Investors, Mark R. Belgya, Vice President, Chief Financial Officer, and Treasurer, or George Sent, Director, Corporate Finance and Investor Relations, or Media, Maribeth Badertscher, Manager, Corporate Communications, +1-330-682-3000, all of J. M. Smucker Company /
    /Web site:  http://www.smuckers.com